EXHIBIT 5

VIA FACSMILE	LAW OFFICES OF WARREN J. SOLOSKI A PROFESSIONAL CORPORATION 11300 WEST OLYMPIC BLVD., SUITE 800 LOS ANGELES, CALIFORNIA 90064 (310) 477-9742	TELECOPIER (310) 473-1470

June 17, 2004

Supreme Property, Inc.

431 E. 75th St.

Chicago, IL 60619

Re: Federal Income Tax Consequences of the Merger of SUPREME PROPERTY, INC., Inc. with and into Coronation Acquisition, Inc.

Gentlemen:

You have requested our opinion concerning federal income tax consequences of the consummation of the transactions contemplated by an Agreement and Plan of Exchange and Reorganization among Coronation Acquisition Corp., a Nevada corporation ("Coronation"), and Supreme Property, Inc., an Illinois corporation ("Supreme"), dated as of March 31, 2003 (the "Agreement").

Pursuant to the Agreement, Supreme will merge with and into Coronation, with Coronation surviving the merger (the "Merger"). We are issuing this opinion pursuant to section 5.3of the Agreement and in connection with the description of United States federal income tax consequences of the Merger contained in the Prospectus included in the Registration Statement on Form S-4, as filed by Coronation with the Securities and Exchange Commission, to be filed on or about May 27, 2003 (the "Prospectus"). Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.

All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). We have acted as counsel to Supreme in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

  The Agreement;
  Such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without any independent investigation or review thereof) that:

1. All documents submitted to us are authentic originals, or if submitted as photocopies or facsimiles, faithfully reproduce the originals thereof;

2. All such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

3. All documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below, and that were given or dated earlier than the date of this letter, continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter; and

4. The Merger will be effective under applicable state law. We are relying on the foregoing assumptions without any independent investigation or review thereof.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute reorganization under Section368(a)(1)(A) of the Code and that each of Coronation, Supreme, and their shareholders will not recognize any gain or loss as a result of the merger transaction and Supreme's shareholders' aggregate tax basis and respective holding periods are the same as they were prior to the merger. However, should Supreme shareholders exercise their dissenter's rights and effect the sale of their shares back to Supreme, such a transaction may be deemed a taxable event and may be subject to capital gains treatment.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated there under, applicable published rulings and procedures of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to Coronation, Supreme and Supreme shareholders. In addition, as noted above, our opinion is based solely on the documents we have examined, the additional information we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, to any party of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm in connection with the description of United States federal income tax consequences of the Merger contained in the Prospectus. In consenting touch references to our firm, we have not certified any part of the Registration Statement, and such consent does not establish that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the SEC issued hereunder.

Very truly yours

/s/ Warren Soloski

Warren Soloski, Esq.